                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant / /
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                      AMPHENOL CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------


               NOTICE OF 2001 ANNUAL MEETING
                            AND
                      PROXY STATEMENT

                    AMPHENOL CORPORATION

                    AMPHENOL CORPORATION
                      358 HALL AVENUE
                       P.O. BOX 5030
            WALLINGFORD, CONNECTICUT 06492-7530

                 NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS
                                      TIME
                      11:00 a.m., Wednesday, May 23, 2001
                                     PLACE
                             Corporate Headquarters
                                358 Hall Avenue
                             Wallingford, CT 06492
                                     AGENDA

1. To elect three directors for terms to expire at the 2004 Annual Meeting of Stockholders.

2. To ratify the appointment of Deloitte & Touche LLP as independent accountants.

3. To ratify and approve the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries.

4. To transact such other business as may properly come before the Meeting and any adjournments thereof.

                       BY ORDER OF THE BOARD OF DIRECTORS
                               EDWARD C. WETMORE
                                   SECRETARY

APRIL 23, 2001

                                 --IMPORTANT--
                     PLEASE COMPLETE, DATE, SIGN AND RETURN
                       THE ACCOMPANYING PROXY WHETHER OR
                       NOT YOU PLAN TO ATTEND THE MEETING

                                PROXY STATEMENT

    This Proxy Statement (first mailed to stockholders on or about April 23, 2001) is furnished to the holders of the Class A Common Stock, par value $.001 per share ("Common Stock"), of Amphenol Corporation (the "Company" or "Amphenol") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the Company's corporate headquarters at 358 Hall Avenue, Wallingford, Connecticut 06492-7530 (telephone (203) 265-8900) at 11:00 a.m. on Wednesday, May 23, 2001 (the "Annual Meeting").

                                  RECORD DATE

    The Board of Directors has fixed the close of business on March 23, 2001 as the Record Date for the 2001 Annual Meeting of Stockholders. Only stockholders of record at the Record Date are entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof, in person or by proxy. At the Record Date, there were 41,662,469 shares of Common Stock outstanding. On March 14, 2000 the Board of Directors approved a two-for-one split of the Company's Common Stock to be issued to shareholders of record as of March 23, 2000. The split was conditioned upon stockholder approval of an amendment to the Company's Certificate of Incorporation increasing the number of shares of authorized Common Stock. Stockholder approval was received on April 21, 2000. The number of shares stated as of the Record Date reflects the two-for-one split.

                                    PROXIES

    The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting and any adjournments thereof. Each holder of Common Stock is entitled to one vote for each share of such stock held at the Record Date. The holders in person or by proxy of a majority of the Common Stock of the Company entitled to be voted at the Annual Meeting shall constitute a quorum.

    Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same upon receipt by the Company, prior to the time the proxy is voted, of a duly executed instrument revoking it, or of a duly executed proxy bearing a later date, or in the case of death or incapacity of the person(s) executing the same, of written notice thereof, or by such person(s) voting in person at the Annual Meeting. Unless revoked, all proxies representing shares entitled to vote which are delivered pursuant to this solicitation will be voted at the Annual Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification.

    A plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of directors. An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for approval of all other items submitted to stockholders for their consideration. An automated system administered by inspectors of election for the Company will tabulate the votes. Broker non-votes will be treated as votes cast for purposes of a quorum, but will not be counted as either voting for or against any proposal. Abstentions will be included in tabulations of the votes cast on proposals presented (other than the election of Directors) in the same manner as votes cast against such proposals. WHERE A CHOICE HAS NOT BEEN SPECIFIED ON THE PROXY CARD, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF YOUR BOARD OF DIRECTORS.

                       PRINCIPAL STOCKHOLDERS OF AMPHENOL

    Listed in the following Table are those stockholders known to Amphenol to be the beneficial owners of more than five percent of the Company's Common Stock as of March 23, 2001.

                                                                                         PERCENT OF
NAME OF                                                    AMOUNT AND NATURE OF         CLASS AT THE
BENEFICIAL OWNER                                           BENEFICIAL OWNERSHIP         RECORD DATE
----------------                                           --------------------         ------------
KKR Associates 1996 L.P.(1)                                     20,881,400(2)               50.12%
9 West 57th Street
New York, NY ("KKR")

------------------------

(1) Shares of Common Stock shown, as owned by KKR, are owned of record by three limited partnerships affiliated with KKR, KKR 1996 Fund L.P. (16,322,247 shares), NXS Associates L.P. (4,416,181 shares) and KKR Partners II L.P. (142,972 shares). Messrs. Henry R. Kravis, Michael W. Michelson and George
    R. Roberts (directors of Amphenol) and Edward A. Gilhuly, Perry Golkin, James H. Greene, Jr., Robert I. MacDonnell, Paul E. Raether, Scott M. Stuart and Michael T. Tokarz, as members of the limited liability company which serves as the general partner of KKR, may be deemed to share beneficial ownership of the shares of the Company's Common Stock shown as beneficially owned by KKR. Each of these individuals disclaims beneficial ownership of such shares, other than to the extent of his economic interest in such partnerships.

(2) On March 14, 2000, the Board of Directors approved a two-for-one split of the Company's Common Stock to be paid to shareholders of record as of
    March 23, 2000. On April 21, 2000 the majority of shareholders approved a proposed amendment to the Certificate of Incorporation of the Company increasing the number of authorized shares. On April 25, 2000 each shareholder of record received one additional share of Common Stock for each share of stock then held on the record date. The shares of Common Stock shown in this Table reflect the two-for-one split.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Set forth below is certain information with respect to beneficial ownership of the Company's Common Stock as of March 23, 2001 by each director, the named executive officers and by all directors and executive officers of the Company as a group:

NAME OF                                                        AMOUNT AND NATURE OF         PERCENT OF
BENEFICIAL OWNER                                              BENEFICIAL OWNERSHIP(4)         CLASS
----------------                                              -----------------------       ----------
Andrew M. Clarkson..........................................              8,000(1)          0.02    %

Timothy F. Cohane...........................................            437,444(2)          1.05    %

G. Robert Durham............................................              3,846(1)          0.01    %

Edward G. Jepsen............................................            442,387(2)          1.06    %

Henry R. Kravis.............................................         20,881,400(1)(3)       50.12   %

Andrew E. Lietz.............................................              3,000(1)          0.01    %

Marc S. Lipschultz..........................................                  0(1)          --

Martin H. Loeffler..........................................            646,497(2)          1.55    %

Michael W. Michelson........................................         20,881,400(1)(3)       50.12   %

Scott C. Nuttall............................................                  0(1)          --

Diana G. Reardon............................................             31,992(2)          0.08    %

George R. Roberts...........................................         20,881,400(1)(3)       50.12   %

Edward C. Wetmore...........................................             29,088(2)(5)       0.07    %

All executive officers and
  directors of the Company as
  a group (13 persons)......................................           22,483,654           53.97   %

------------------------

(1) The share ownership amounts for Messrs. Clarkson, Durham, Kravis, Lietz, Lipschultz, Michelson, Nuttall and Roberts reflected in this Table do not include any shares of the Company's Common Stock which may be issued pursuant to the Amphenol Corporation Directors' Deferred Compensation Plan described under the caption "COMPENSATION OF THE BOARD" on page 8. The cumulative balance in each director's deferred compensation account as of April 2, 2001 is 4,070 shares with the exception of Messrs. Lietz and Nuttall who were appointed to the Board of Directors on January 24, 2001. The cumulative balance for Messrs. Lietz and Nuttall is 238 shares each.

(2) Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon entered into Management Stockholder's Agreements with Amphenol in connection with the merger of the Company and an entity formed at the direction of KKR on May 19, 1997 (the "Merger") and each agreed to retain direct ownership of at least 189,698, 153,846, 153,846, 4,000 and 4,000 Amphenol shares, respectively, following the Merger. Pursuant to such Management Stockholder's Agreements in 1997 each were awarded 673,076, 461,538, 461,538, 34,000 and 34,000 options, respectively, to acquire Amphenol shares. Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon also received additional option awards in 1998 and 1999. Such retained shares and any shares acquired upon exercise of such options are subject to significant transfer restrictions for a period of five years following the completion of the Merger. Pursuant to new Management Stockholder's Agreements and subject to stockholder approval of the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "2000 Option Plan"),
    Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon agreed to retain ownership of an additional 41,666, 33,333, 33,333, 2,000 and 2,000 shares, respectively, until at least June 5, 2005 and received awards of 167,000, 117,000, 117,000, 23,000 and 23,000 stock options, respectively, under the 2000 Option Plan. Such additional retained shares and any shares acquired upon exercise of such options are subject to significant transfer restrictions until June 2005. The share ownership amounts for Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon reflected in this Table include 622,460, 394,430, 385,630, 28,740 and 22,428 shares, respectively, which are not presently owned by such individuals but which would be issuable upon the exercise of stock options which are currently exercisable or exercisable within 60 days of March 23, 2001.

(3) Messrs. Kravis, Michelson and Roberts disclaim beneficial ownership of such shares except to the extent of their respective economic interests in the partnerships owning such shares. (See "PRINCIPAL STOCKHOLDERS OF AMPHENOL" on page 2).

(4) On March 14, 2000, the Board of Directors approved a two-for-one split of the Company's Common Stock to be paid to shareholders of record as of March 23, 2000. On April 21, 2000 the majority of shareholders approved a proposed amendment to the Certificate of Incorporation of the Company increasing the number of authorized shares. On April 25, 2000 each shareholder of record received one additional share of Common Stock for each share of stock then held on the record date. The shares of Common Stock shown in this Table reflect the two-for-one split.

(5) Excludes, and Mr. Wetmore disclaims beneficial ownership of, 2,000 shares owned by his wife.

                       PROPOSAL 1. ELECTION OF DIRECTORS

    The Amended and Restated Certificate of Incorporation and By-Laws of the Company provide for a Board of Directors of three or more directors. Currently, the number of directors of the Company is set at not more than nine. Directors of the Company are elected for terms of three years, with one-third of the directors subject to election each year. Accordingly, action will be taken at the 2001 Annual Meeting of Stockholders for the election of three directors, Andrew E. Lietz, Martin H. Loeffler and Michael W. Michelson. Each of these directors will hold office for the three-year term ending in 2004 and until their respective successors are elected and qualified.

    It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Messrs. Lietz, Loeffler and Michelson, except in cases of proxies bearing contrary instructions. In the event that either of these nominees should become unavailable for election for any presently unforeseen reason, the person named in the proxy will have the right to use his discretion to vote for a substitute.

    The following information details offices held, other business directorships, the classes and terms of all directors and nominees. Beneficial ownership of equity securities of the directors and nominees is shown under the caption "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS" on page 3.

                         NOMINEES FOR ELECTION IN 2001

NAME, AGE AND                    PRINCIPAL OCCUPATION
TERM AS DIRECTOR                 AND OTHER INFORMATION
----------------                 ---------------------
Andrew E. Lietz                  Member of the Audit Committee of the Company. Mr. Lietz is
  Age 62                         Managing Director of Rye Capital Management, LLC. He was
  A Director since               president and chief executive officer of Hadco Corporation
  January 2001                   from 1995 until 2000. Mr. Lietz is also a Director of Clare
                                 Corporation, Hadco Corporation, Energy North and Wyman
                                 Gordon.

Martin H. Loeffler               Chairman of the Board of the Company since May 1997. Chief
  Age 56                         Executive Officer of the Company since May 1996. President
  A Director since               of the Company since July 1987. Member of the Executive
  December 1987                  Committee and Chairman of the Pension Committee of the
                                 Company.

Michael W. Michelson             Member of the Compensation, Executive and Pension Committees
  Age 50                         of the Company. Member of the limited liability company
  A Director since               which serves as the general partner of Kohlberg Kravis
  May 1997                       Roberts & Co., L.P. from 1996. General partner of Kohlberg
                                 Kravis Roberts & Co., L.P. from 1987 to 1995. He is also a
                                 Director of AutoZone, Inc., KinderCare Learning Centers,
                                 Inc., Owens-Illinois Group, Inc. and Owens-Illinois, Inc.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSED NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

           DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2002

NAME, AGE AND                    PRINCIPAL OCCUPATION
TERM AS DIRECTOR                 AND OTHER INFORMATION
----------------                 ---------------------
G. Robert Durham                 Member of the Audit Committee of the Company. Mr. Durham
  Age 72                         retired on June 1, 1996 from Walter Industries, Inc. having
  A Director since               served as chairman and chief executive officer since October
  July 1997                      1995 and president and chief executive officer since June
                                 1991 to October 1995. He formerly served as chairman,
                                 president and chief executive officer of Phelps Dodge
                                 Corporation. He is a Director of the FINOVA Group Inc.,
                                 Earle M. Jorgensen Co., and MONY Group Inc. On March 30,
                                 2001, Mr. Durham tendered his resignation from the Board of
                                 Directors. Mr. Durham has agreed to continue to serve as a
                                 Director and as a member of the Audit Committee until his
                                 successor is appointed.

Scott C. Nuttall                 Mr. Nuttall has been an executive at Kohlberg Kravis Roberts
  Age 28                         & Co., L.P. since November 1996. He was an executive at The
  A Director since               Blackstone Group from January 1995 to November 1996. He is
  January 2001                   also a Director of BRW Acquisition, Inc., KinderCare
                                 Learning Centers, Inc., Trinity Acquisition Limited (parent of Willis Group Limited) and Walter Industries, Inc.

George R. Roberts                Founding Partner of Kohlberg Kravis Roberts & Co., L.P. and
  Age 57                         since January 1996 a Managing Member of the Executive
  A Director since               Committee of the limited liability company which serves as
  May 1997                       the general partner of Kohlberg Kravis Roberts & Co., L.P.
                                 He is also a Director of Accel-KKR Company, Accuride
                                 Corporation, Alliance Imaging, Inc., Birch Telecom, Inc.,
                                 Borden, Inc., The Boyds Collection, Ltd., Evenflo Company
                                 Inc., IDEX Corporation, KinderCare Learning Centers, Inc.,
                                 KSL Recreation Corporation, Owens-Illinois, Inc., PRIMEDIA
                                 Inc., Safeway Inc., Spalding Holdings Corporation, Trinity
                                 Acquisition Limited (parent of Willis Group Limited), U.S.
                                 Natural Resources, Inc., United Fixtures Company and
                                 Worldcrest Group, Inc. Messrs. Roberts and Kravis are first cousins.

           DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2003

NAME, AGE AND                    PRINCIPAL OCCUPATION
TERM AS DIRECTOR                 AND OTHER INFORMATION
----------------                 ---------------------
Andrew M. Clarkson               Chairman of the Audit Committee of the Company. Mr. Clarkson
  Age 63                         is also a Director of AutoZone, Inc. since 1986, Chairman of
  A Director since               the Finance Committee of AutoZone, Inc. since 1995,
  May 1997                       secretary from 1988 to 1993 and treasurer from 1990 to 1995.

Henry R. Kravis                  Founding Partner of Kohlberg Kravis Roberts & Co., L.P. and
  Age 57                         since January 1996 a Managing Member of the Executive
  A Director since               Committee of the limited liability company which serves as
  May 1997                       the general partner of Kohlberg Kravis Roberts & Co., L.P.
                                 Mr. Kravis is also a Director of Accel-KKR Company, Accuride
                                 Corporation, Alliance Imaging, Inc., Birch Telecom Inc.,
                                 Borden, Inc., The Boyds Collection, Ltd., BRW Acquisition,
                                 Inc., Evenflo Company Inc., The Gillette Company, IDEX
                                 Corporation, KinderCare Learning Centers, Inc., KSL
                                 Recreation Corporation, MedCath Incorporated,
                                 Owens-Illinois, Inc., PRIMEDIA Inc., Regal Cinemas, Inc.,
                                 Sotheby's Holdings, Inc., Spalding Holdings Corporation,
                                 Trinity Acquisition Limited (parent of Willis Group
                                 Limited), U.S. Natural Resources, Inc., United Fixtures
                                 Company and Worldcrest Group, Inc. Messrs. Kravis and
                                 Roberts are first cousins.

Marc S. Lipschultz               Member of the Compensation, Executive and Pension Committees
  Age 32                         of the Company. Mr. Lipschultz has been an executive at
  A Director since               Kohlberg Kravis Roberts & Co., L. P. since 1995. He is also
  May 1997                       a Director of The Boyds Collection Ltd.

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

                                 PRINCIPAL OCCUPATION
NAME AND AGE                     AND OTHER INFORMATION
------------                     ---------------------
Timothy F. Cohane                Senior Vice President of the Company since 1994 and a vice
  Age 48                         president since December 1991. President and Chief Operating
                                 Officer of Times Fiber Communications, Inc., a wholly-owned subsidiary of the Company, since 1994. A director of the
                                 Company from 1987 through May 1997.

Edward G. Jepsen                 Executive Vice President and Chief Financial Officer of the
  Age 57                         Company since May 1989. A director of the Company from 1989 through May 1997.

Diana G. Reardon                 Controller of the Company since 1994. Treasurer of the
  Age 41                         Company since 1992.

Edward C. Wetmore                Secretary and General Counsel of the Company since 1987.
  Age 44

           THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

    COMMITTEES OF THE BOARD. The Board of Directors of the Company currently has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Pension Committee. The Company does not have a Nominating Committee.

    The Audit Committee recommends the appointment of independent auditors, reviews the plan of audit, the audit report and the management letter, and consults periodically with the Company's independent auditors with regard to the adequacy of internal controls. See also "REPORT OF THE AUDIT COMMITTEE" on page 21 and the "AMPHENOL CORPORATION AUDIT COMMITTEE CHARTER" on page E-1. The members of the Audit Committee are Andrew W. Clarkson, G. Robert Durham and Andrew E. Lietz.

    The Compensation Committee approves compensation guidelines, reviews the role and performance of executive officers and key management personnel, establishes compensation levels for the Chief Executive Officer and other executive officers and key management personnel and reviews and approves the Chief Executive Officer's recommendations for compensation, bonus allocations, stock option awards for key employees of the Company and its affiliates. See also the "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION" on page 12. The members of the Compensation Committee are Michael W. Michelson and Marc S. Lipschultz.

    The Pension Committee administers the Company's pension plan and consults with the Chief Executive Officer, the Chief Financial Officer and the Treasurer of the Company and, as deemed necessary and appropriate, the trustee and investment managers of the assets of the Company's pension plan. The Pension Committee consists of Messrs. Loeffler, Michelson and Lipschultz.

    The Executive Committee is empowered to exercise the powers and authority of the full Board of Directors in the management of the business and affairs of the Company, subject at all times to the supervision and control of the Board of Directors. The members of the Executive Committee are Messrs. Loeffler, Michelson and Lipschultz.

    MEETINGS OF THE BOARD. During 2000 there were five meetings of the Board of Directors, six meetings of the Audit Committee and one meeting of the Compensation Committee. The Compensation Committee also met informally on an as-needed basis and acted on several matters by unanimous written consent. The Executive and Pension Committees met informally from time to time on an as-needed basis and acted on several matters by unanimous written consent. All directors attended each of the meetings of the Board of Directors and the Committees on which they served except Mr. Kravis and Mr. Roberts who were each unable to attend five meetings.

    COMPENSATION OF THE BOARD. The Company has authorized a retainer fee to non-employee directors at an annual rate of $30,000. No separate Board or Committee meeting fees have been authorized. During 1997 the Company adopted the Amphenol Corporation Directors' Deferred Compensation Plan (the "Plan"). The Plan allows the directors to elect to defer payment of their fees to a future date with the ultimate payment in cash or stock of the Company subject to the prior election of each director. Distributions would begin with the first day of the year following the director's retirement or separation from the Board. All directors have elected deferral of fees and the payment of fees in stock. The cumulative balance in each director's stock account as of April 2, 2001 is 4,070 shares of Amphenol Common Stock with the exception of Messrs. Lietz and Nuttall who were appointed to the Board of Directors on January 24, 2001. The cumulative account balance for Messrs. Lietz and Nuttall is 238 shares each. None of the shares credited to any director's account are currently issued or outstanding.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

                           SUMMARY COMPENSATION TABLE

    The following Table provides certain summary information concerning the compensation provided by the Company to the Chief Executive Officer and the four other most highly compensated executive officers of the Company during 1998, 1999 and 2000 (the "named executive officers").

                                                                              LONG-TERM
                                            ANNUAL COMPENSATION          COMPENSATION AWARDS
                                           ----------------------      ------------------------
                                                                                     SECURITIES
                                                                       RESTRICTED    UNDERLYING
                                                                         STOCK        OPTIONS/          ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR       SALARY        BONUS        AWARDS(5)     SARS(#)(6)    COMPENSATION(10)(11)
---------------------------    --------    --------      --------      ----------    ----------    --------------------
M.H. Loeffler............        2000      $800,000      $800,000(2)        0         167,000(7)          $6,192
Chairman,                        1999       761,000      $445,185(3)        0         105,000(8)           2,786
President & CEO                  1998       735,000       232,000(4)        0          70,000(9)               0

E.G. Jepsen..............        2000      $462,000      $323,400(2)        0         117,000(7)          $3,119
Executive V.P.                   1999       440,000       171,600(3)        0          31,500(8)           2,012
& CFO                            1998       425,000        89,000(4)        0          21,000(9)           3,375

T.F. Cohane..............        2000      $345,000(1)   $207,000(1)(2)      0        117,000(7)          $  790
Senior Vice                      1999       326,000(1)    146,700(1)(3)      0         20,000(8)             497
President                        1998       315,000(1)     80,000(1)(4)      0         14,000(9)             922

E.C. Wetmore.............        2000      $250,000      $100,000(2)        0          23,000(7)          $  365
Secretary &                      1999       239,000        62,140(3)        0           6,300(8)              35
General Counsel                  1998       231,000        32,000(4)        0           4,200(9)             369

D.G. Reardon.............        2000      $165,000      $ 66,800(2)        0          23,000(7)          $  221
Treasurer &                      1999       137,500        42,000(3)        0           6,300(8)             138
Controller                       1998       132,000        22,000(4)        0           4,200(9)             108

------------------------

(1) Salary and Bonus paid by Times Fiber Communications, Inc., a wholly-owned subsidiary of the Company.

(2) 2000 Bonus was paid in January 2001.

(3) 1999 Bonus was paid in January 2000.

(4) 1998 Bonus was paid in January 1999.

(5) Upon completion of the Merger, the Restricted Stock Plan of the Company was terminated.

(6) On March 14, 2000, the Board of Directors approved a two-for-one split of the Company's Common Stock to be paid to shareholders of record as of March 23, 2000. On April 21, 2000 the majority of shareholders approved a proposed amendment to the Certificate of Incorporation of the Company increasing the number of authorized shares. On April 25, 2000 each shareholder of record received one additional share of Common Stock for each share of stock then held on the record date. The Securities Underlying Options shown in this Table for the years 1998 and 1999 reflect the two-for-one split.

(7) On June 6, 2000 Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon were awarded 167,000, 117,000, 117,000, 23,000 and 23,000 stock options, respectively. All stock options were awarded with an exercise price of $49.5625. The options were awarded subject to stockholder approval of the 2000 Option Plan (See PROPOSAL 3. on page 22).

(8) On April 22, 1999 Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon were awarded 105,000, 31,500, 20,000, 6,300 and 6,300 stock options, respectively. All such stock options were awarded pursuant to the 1997 Amended Option Plan with an exercise price of $19.09375 per share.

(9) On April 8, 1998 Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon were awarded 70,000, 21,000, 14,000, 4,200 and 4,200 stock options, respectively. All such stock options were awarded pursuant to the 1997 Amended Option Plan with an exercise price of $29.00 per share.

(10) Includes imputed compensation for Group Term Life Insurance net of employee payments.

(11) Excludes proceeds from the May 2000 Public Offering (See caption "PUBLIC OFFERING" on page 20).

                 THE AMENDED 1997 OPTION PLAN FOR KEY EMPLOYEES
                          OF AMPHENOL AND SUBSIDIARIES

    In May 1997, the Board of Directors authorized and approved the 1997 Stock Option Plan for Key Employees of Amphenol and Subsidiaries (the "Option Plan"). The purpose of the Option Plan is to enable key employees of the Company and its subsidiaries to obtain a proprietary interest in the Company and thus share in the future success of the Company's business. The Option Plan is intended to attract and retain outstanding personnel and to promote a closer identity of interests between key employees of the Company and its subsidiaries and stockholders.

    In January 1998, the Board of Directors authorized and approved the Amended 1997 Option Plan for Key Employees of Amphenol and Subsidiaries which increased the number of shares of Common Stock to be reserved for issuance under the Option Plan from 2,400,000 to 3,500,000 shares (the "1997 Amended Option Plan"). All other terms of the 1997 Amended Option Plan are the same as the Option Plan. Unless terminated earlier by the Company's Board of Directors, the 1997 Amended Option Plan will terminate in May, 2007.

    The 1997 Amended Option Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee considers recommendations of the Chief Executive Officer and other senior management employees of the Company and determines those employees of Amphenol and its subsidiaries eligible to receive options, the number and the terms and conditions of each option grant, the form of the Option Agreement and any conditions on the exercise of an option award. Only nonqualified stock options ("NQOs"), as defined in
Section 422 of the Internal Revenue Code (the "Code"), may be granted under the 1997 Amended Option Plan.

    Employees to whom options are granted are required to enter into a Management Stockholder's Agreement with the Company which, among other things,
(a) restricts the transfer of option shares for five years after the effective date of the 1997 Amended Option Plan, (b) provides each optionholder with the right to resell option shares to the Company upon death, or under certain circumstances, disability of such optionholder and (c) provides the Company with the right to purchase all of an optionholder's option shares at varying prices depending upon the applicable circumstances if (i) such optionholder's employment with the Company is terminated, including, without limitation, as a result of the optionholder's death, disability or retirement; provided however, employment by the Company was for at least three years from the date of grant,
(ii) the optionholder effects an unpermitted transfer of option shares or
(iii) the option shares become subject to a transfer pursuant to a Call Event, provided that in such event the right to purchase shall be only as to the number of option shares subject to the transfer resulting in the Call Event. The options vest in 20% annual increments over a period of five years from the date of grant, with certain exceptions, including without limitation, in the case of the termination of the optionholder's employment with the Company.

    No options were granted in 2000 pursuant to the 1997 Amended Option Plan.

    On April 2, 2001 the market value per share of Common Stock was $31.00 (determined by reference to closing price listed on New York Stock
Exchange, Inc. Composite Tape) and, of the 3,500,000 shares of Common Stock previously reserved for issuance pursuant to the 1997 Amended Option Plan, 647,650 shares remain available for future grants. The exercise price of the 2,659,364 options currently outstanding under the 1997 Amended Option Plan range from $13.00 to $33.13.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following Table provides information regarding option grants to the named executive officers during 2000 subject to stockholder approval of the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "2000 Option Plan") (See PROPOSAL 3. on page 22).

                            INDIVIDUAL OPTION GRANTS

                                                                                                 POTENTIAL REALIZED
                                                                                                  VALUE AT ASSUMED
                              NUMBER OF        % OF TOTAL                                       RATES OF STOCK PRICE
                              SECURITIES         OPTIONS                                          APPRECIATION FOR
                              UNDERLYING       GRANTED TO        EXERCISE OR                       OPTION TERM(5)
                               OPTIONS        EMPLOYEES IN        BASE PRICE     EXPIRATION   ------------------------
NAME                          GRANTED(1)   FISCAL YEAR 2000(2)   ($/SH)(3)(4)       DATE        5% ($)       10% ($)
----                          ----------   -------------------   ------------    ----------   ----------   -----------
M.H. Loeffler                  167,000            15.0%             $49.5625      6/5/2010    $5,205,323   $13,191,313

E.G. Jepsen                    117,000            10.5%              49.5625      6/5/2010     3,646,843     9,241,818

T.F. Cohane                    117,000            10.5%              49.5625      6/5/2010     3,646,843     9,241,818

E.C. Wetmore                    23,000             2.1%              49.5625      6/5/2010       716,901     1,816,768

D.G. Reardon                    23,000             2.1%              49.5625      6/5/2010       716,901     1,816,768

------------------------

(1) The Company has reserved 1,800,000 shares of Common Stock for issuance pursuant to the 2000 Option Plan, of which 711,750 shares, including options previously awarded and forfeited, are available for future awards as of April 2, 2001. The Company has not granted any SARs.

(2) Percentages indicated are based on a total of 1,114,500 options granted to 135 employees of the Company and its subsidiaries during 2000.

(3) No options were repriced during the last fiscal year.

(4) Options become exercisable in equal installments of 20%, commencing on the first anniversary of the date of grant. Shares received upon the exercise of options pursuant to the 2000 Option Plan are subject to material restrictions on sale or transfer prior to June 2005.

(5) The potential realizable values reflected in these columns result from calculations which assume a current Common Stock value of $49.5625 and 5% and 10% growth rates over a 10 year period and are not intended to forecast future prices of the Common Stock of the Company. On April 2, 2001 the market value per share of Common Stock was $31.00 (determined by reference to closing price listed on New York Stock Exchange, Inc. Composite Tape).

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
     VALUES

    The following table provides information concerning the exercise of stock options during 2000 by the named executive officers and the year-end value of unexercised options.

                                                                   NUMBER OF             VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS        IN-THE-MONEYOPTIONS
                                                                 AT FY-END (#)             AT FY-END($)(1)
                       SHARES ACQUIRED   VALUE REALIZED          EXERCISABLE/                EXERCISABLE/
NAME                   ON EXERCISE (#)        ($)              UNEXERCISABLE (2)            UNEXERCISABLE
----                   ---------------   --------------   ---------------------------   ----------------------
M.H. Loeffler                    0                 0            452,846/562,230         $11,283,480/$9,166,387

E.G. Jepsen                      0                 0            291,623/339,415            7,464,231/5,469,436

T.F. Cohane                      0                 0            286,523/326,015            7,389,489/5,241,781

E.C. Wetmore               3,500(3)         $120,225             19,840/ 44,160               485,011/ 483,105

D.G. Reardon               9,812(3)          337,042             13,528/ 44,160               319,713/ 483,105

------------------------

(1) Based on the New York Stock Exchange trading closing price of Amphenol Common Stock on December 29, 2000 of $39.1875.

(2) On March 14, 2000, the Board of Directors approved a two-for-one split of the Company's Common Stock to be paid to shareholders of record as of March 23, 2000. On April 21, 2000 the majority of shareholders approved a proposed amendment to the Certificate of Incorporation of the Company increasing the number of authorized shares. On April 25, 2000 each shareholder of record received one additional share of Common Stock for each share of stock then held on the record date. The Number of Options shown in this Table reflect the two-for-one split.

(3) Shares sold by Mr. Wetmore and Ms. Reardon were included in the public offering of shares sold by the Company in May 2000 (See caption "PUBLIC OFFERING" on page 20).

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPOSITION AND PURPOSE

    The Compensation Committee of the Board of Directors is delegated responsibility for the compensation programs affecting executive officers and key management employees of the Company and its subsidiaries including base compensation, bonuses, stock option and other incentive awards. The Committee is currently composed of two directors who are not officers or employees of the Company. The activities and actions of the Committee are subject to the review of the full Board of Directors.

    The Committee's specific responsibilities continue to include:

    - Approval of the compensation philosophy and guidelines for all executive officers and key management employees of the Company and its subsidiaries.

    - Review, at least annually, the goals and the performance of the Company's Chairman, President and Chief Executive Officer and approve changes in the level of base compensation and bonus target for said employee.

    - Review recommendations from the Company's Chairman, President and Chief Executive Officer related to base compensation, bonus pool, bonus allocations, stock option and other incentive awards and related matters for executive officers, key management employees and prospective senior management employees of the Company.

    - Maintain and review from time to time the Company's management succession program.

COMPENSATION POLICIES AND PRACTICES

    PHILOSOPHY. The Committee's objective will continue to be the development, refinement and implementation of a complete compensation program that will serve to attract, retain and stimulate motivated senior management employees. The Committee also recognizes its responsibilities and obligations to the stockholders of the Company. The stock-based programs summarized below are intended to more specifically align the interests of the Company's senior management employees with the interests of the Company's stockholders and encourage long-term decision making geared to increasing shareholder value. The Committee also recognizes its responsibilities and obligations to other employees of the Company and its subsidiaries.

    BASE COMPENSATION. The performance and salary of each executive officer and each senior management employee of the Company whose base compensation is at least $150,000 continues to be reviewed annually by the Committee. In establishing general compensation policies and in reviewing and assessing the appropriateness of base compensation levels, the Committee considers the recommendations of the Company's Chief Executive Officer, published information and independent professional salary surveys of comparably situated individuals in other companies of the same size and/or type. In the course of its annual review the Committee also considers the historical, current and forecasted performance of the Company and the contributions or expected contributions of each senior management employee to those results.

    BONUS PLAN. In addition to base compensation, executive officers and key management employees participate in the Company's Management Incentive Plan. Payments under this plan are contingent upon the Company's achievement and/or each individual operation's achievement of targeted levels of operating cash flow, operating income and revenues and certain additional performance criteria. Annual bonus targets which are based upon a percentage of average base compensation are established at the beginning of each year. Target bonuses for most plan participants range from 10% to 50% of average base salary. Discretionary payments are also considered when specific objectives are undertaken and achieved.

    STOCK OPTION PROGRAMS. Stock options have been granted at fair market value and vest in equal annual installments over a five-year period. Stock options have been awarded annually to executive officers and other key management employees. All stock option awardees must execute Management Stockholders Agreements with the Company which set forth the terms and conditions and limitations applicable to any shares purchased pursuant to the options granted under the 1997 Amended Option Program or the 2000 Option Plan. In determining a stock option award, the Committee will consider the amount of stock options, if any, previously awarded to an individual, an individual's past and expected future contributions to the Company's financial performance and an individual's responsibilities for assisting the Company in achieving its long-term strategic goals. The Committee believes that the five-year prorata vesting periods for option awards helps retain key employees.

CEO COMPENSATION

    The Company had an excellent year in 2000 with sustained significant growth in sales, net income and generation of free cash flow. The Company also successfully completed several strategic acquisitions and a secondary offering of six million shares which expanded the Company's stockholder base. The Company has also consistently outperformed the majority of its peer companies in terms of operating and financial performance.

    Mr. Loeffler, as Chairman, President and Chief Executive Officer of the Company continues to play a vital role in sustaining the success of the Company and increasing shareholder value. His base salary for 2001 has been increased by 9.375% from $800,000 to $875,000. Due to a record year 2000 his bonus payout pursuant to the 2000 Management Incentive Plan was $800,000 representing 100% of his 2000 base salary. His target bonus payment pursuant to the 2001 Management Plan has been increased from 50% to 60% of his 2001 base salary. Mr. Loeffler's 2001 base salary, 2000 bonus payment and 2001 bonus target were established based upon the Compensation Committee's review and consideration of market conditions, the Company's 2000 performance as described above, the review and consideration of Mr. Loeffler's personal performance and the review and consideration of available information on compensation of chief executive officers of other companies in the interconnect industry and other companies of comparable size with comparable performance. The Committee believes that the Common Stock of the Company retained by Mr. Loeffler following the completion of the merger with KKR in May 1997 as well as the option awards made to Mr. Loeffler in 1998 and 1999 have and will continue to closely align
Mr. Loeffler's interests with those of other owners of the Company's Common Stock. The Committee intends that the significant option award for Mr. Loeffler in 2000, in conjunction with a commitment to retain additional shares of the Company's Common Stock, and future awards under the 2000 Option Plan will provide Mr. Loeffler with an appropriate incentive for continued successful performance.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

    In 1993, Congress created a new Internal Revenue Code subsection 162(m) which could have the effect of limiting the deductibility of compensation paid to the Company's five highest paid executive officers to no more than $1 million per year beginning in 1994. Certain types of compensation are exempted from this limitation including any payments that are based on a plan setting forth objective performance goals which is administered by outside directors and that has been approved by stockholders.

    Although the Committee has considered this legislation when reviewing executive compensation, including CEO Compensation, the Committee has and will continue to use its business judgment to determine whether levels of base compensation and bonus payments are in the best interests of the Company and its stockholders notwithstanding the deductibility of any portion of such payments in view of the limitations of subsection 162(m). Regardless, the Committee and the Company do not believe that this legislation will have any material effect on the financial condition of the Company for the foreseeable future.

                              Michael W. Michelson
                               Marc S. Lipschultz

                  COMPARISON OF TOTAL DAILY COMPOUNDED RETURN
                          AMONG AMPHENOL CORPORATION,
                     S&P 500 INDEX AND PEER GROUP COMPOSITE

    The following graph compares the performance of Amphenol over a period of five years ending December 31, 2000 with the performance of the Standard & Poor's 500 Stock Index and the average performance of a composite group consisting of peer corporations on a line-of-business basis. The Company is excluded from this group. The corporations comprising the composite group are CommScope, Inc., Hubbell Incorporated, Methode Inc., Molex Inc., and Thomas & Betts Corporation. Total Daily Compounded Return indices reflect reinvested dividends and are weighted on a market capitalization basis at the time of each reported data point.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Performance

           12/631/95  12/31/96  12/31/97  12/31/98  12/31/99  12/31/00
Amphenol     100.00%   91.80%   229.60%   124.50%   274.50%   323.20%
Composite    100.00%  124.30%   138.90%   132.50%   158.60%   101.90%
S&P 500      100.00%  120.30%   157.60%   199.60%   238.50%   214.40%

                            CUMULATIVE TOTAL RETURN
                         ANNUALLY: 12/31/95 TO 12/31/00

    The data points for the above graph are as follows:

                       12/31/95      12/31/96      12/31/97      12/31/98      12/31/99      12/31/00
                       --------      --------      --------      --------      --------      --------
Amphenol.............   100.0%         91.8%        229.6%        124.5%        274.5%        323.2%

Composite............   100.0%        124.3%        138.9%        132.5%        158.6%        101.9%

S&P 500..............   100.0%        120.3%        157.6%        199.6%        238.5%        214.4%

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 2000 none of the members of the Compensation Committee were present or former officers or employees of the Company or its subsidiaries.
Mr. Loeffler is the only officer or employee of the Company who serves on the Company's Board of Directors. Mr. Loeffler does not serve on the Board of Directors of any other Company.

                             EMPLOYMENT AGREEMENTS

    Pursuant to an employment letter agreement with the Company dated July 28, 1987, Mr. Loeffler is guaranteed a minimum annual bonus of $30,000. Under this agreement, Mr. Loeffler is entitled upon termination of his employment with the Company to 18 months severance pay, which includes base salary plus any bonus; upon involuntary termination, Mr. Loeffler is also entitled to relocation expenses to the country of his origin, provided that he requests this benefit within six months after his last day of employment with the Company. There are no other employment agreements with any of the named executive officers.

                              PENSION INFORMATION

    MERGER OF PENSION PLANS. Prior to 1998, the Company and its domestic subsidiaries maintained eight separate defined benefit pension plans covering substantially all U.S. employees. Effective December 31, 1997, these pension plans were merged into one plan, the Pension Plan for Employees of Amphenol Corporation (the "Plan"), although the different formulas for calculating pension benefits for employees of each operation have been retained. All executive officers of the Company participate in the Plan and their pension benefits are calculated under either the Amphenol Plan Section or the LPL Plan Section of the Plan.

    THE AMPHENOL PLAN SECTION. This Section of the Plan provides for annual pensions to certain salaried employees including executive officers and directors who are employees, who complete five years of service with the Company. The Company is required to make all contributions necessary to provide benefits payable under this retirement plan section. No participant contributions are required or permitted. In 2000, Mr. Loeffler was the only executive officer or director of the Company who participated in the Amphenol Plan Section of the Plan.

    The normal retirement date under the Amphenol Plan Section of the Plan is the first day of the month following a participant's 65th birthday. A participant may also retire as of the first day of any month subsequent to the participant's 55th birthday and completion of ten years of service. The monthly normal retirement benefit for a participant is equal to the greater of:
(i) Formula A: 1.1% of the participant's average final pensionable compensation multiplied by the participant's years of credited service or (ii) Formula B:
1.8% of the participant's average final pensionable compensation multiplied by the participant's years of credited service not in excess of 25 (1% for years in excess of 25) reduced by 2% of the participant's estimated monthly social security benefit multiplied by the participant's years of credited service not in excess of 30. Average final pensionable compensation is defined as the participant's highest average annual total compensation from the Company and its affiliates, excluding bonuses, during any five consecutive years of service with the Company or its affiliates during the ten calendar years of service preceding the participant's termination of employment. A participant's normal retirement benefit is reduced for early retirement by 1/180 for each complete calendar month up to 60 months (1/360 for each additional calendar month) by which the commencement date for the payment of benefits precedes the participant's normal retirement date. Retirement benefits are paid in the form of a life annuity (joint and survivor annuity for married participants). A participant has a nonforfeitable right to his retirement benefit upon completion of five years of service.

    Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), currently limits the maximum annual benefit which may be paid to any employee from a tax-qualified plan to $135,000 in 2000, and $140,000 in 2001.
Section 401(a)(17) of the Code currently limits the amount of compensation taken into account under a tax-qualified plan to $170,000 in both 2000 and 2001. These limitations are subject to future adjustment. The Company has also adopted a Supplemental Employee Retirement Plan ("SERP") which formally provides for the payment of the portion of an annual pension which cannot be paid from the Plan as a result of the Code limitations described above. Final Average Compensation under the SERP, however, is limited to $500,000.

    The following Table sets forth the estimated annual benefits under the Amphenol Plan Section of the Plan payable on retirement for specified earnings and years of participation categories assuming retirement at age 65.

                                        ESTIMATED ANNUAL PENSION PAYABLE BY THE COMPANY UNDER THE AMPHENOL
                                    PLAN SECTION AT NORMAL RETIREMENT BASED ON YEARS OF PARTICIPATION INDICATED
FINAL AVERAGE                       ---------------------------------------------------------------------------
COMPENSATION                         5 YEARS      10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS
------------                        ----------   ----------   ----------   ----------   ----------   ----------
$150,000..........................   $13,500      $27,000      $ 40,500     $ 54,000     $ 67,500     $ 75,000

 200,000..........................    18,000       36,000        54,000       72,000       90,000      100,000

 250,000..........................    22,500       45,000        67,500       90,000      112,500      125,000

 300,000..........................    27,000       54,000        81,000      108,000      135,000      150,000

 350,000..........................    31,500       63,000        94,500      126,000      157,500      175,000

 400,000..........................    36,000       72,000       108,000      144,000      180,000      200,000

 450,000..........................    40,500       81,000       121,500      162,000      202,500      225,000

 500,000                              45,000       90,000       135,000      180,000      225,000      250,000

    The above benefits are computed on a straight life annuity basis and do not take into account any reduction for joint and survivor payments or social security offsets.

    As of December 31, 2000, Mr. Loeffler has 27 years of credited service in the Amphenol Plan Section of the Plan, and his covered compensation for 2000 amounts to $800,000 although Final Average Compensation under the SERP is limited to $500,000. Messrs. Cohane, Jepsen, Wetmore and Ms. Reardon do not participate in the Amphenol Plan Section of the Plan.

    THE LPL PLAN SECTION. Messrs. Cohane, Jepsen, Wetmore and Ms. Reardon participated in the LPL Plan Section of the Plan which terms are similar to those of the Amphenol Plan Section of the Plan. Prior to January 1, 2000 participants in the LPL Plan Section of the Plan were required to make contributions to the Plan. Since January 1, 2000 no participant contributions are required or permited. In addition, average final pensionable compensation under the LPL Plan Section of the Plan is defined as the participant's highest average annual total compensation from the Company and its affiliates, including bonuses, during any five consecutive years of service with the Company or its affiliates during the ten years of service preceding the participant's termination of employment.

    Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), currently limits the maximum annual benefit which may be paid to any employee from a tax-qualified plan to $135,000 in 2000, and $140,000 in 2001.
Section 401(a)(17) of the Code currently limits the amount of compensation taken into account under a tax-qualified plan to $170,000 in both 2000 and 2001. These limitations are subject to future adjustment. The Company's Supplemental Employee Retirement Plan ("SERP") formally provides for the portion of an annual pension which cannot be paid from the LPL Plan Section of the Plan as a result of the Code limitations described above. Final Average Compensation under the SERP, however, is limited to $500,000.

    The following Table sets forth the estimated annual benefits under the LPL Plan Section of the Plan payable on retirement for specified earnings and years of participation categories assuming retirement at age 65.

                                        ESTIMATED ANNUAL PENSION PAYABLE BY THE COMPANY UNDER THE LPL PLAN
                                      SECTION AT NORMAL RETIREMENT BASED ON YEARS OF PARTICIPATION INDICATED
FINAL AVERAGE                       ---------------------------------------------------------------------------
COMPENSATION                         5 YEARS      10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS
------------                        ----------   ----------   ----------   ----------   ----------   ----------
$150,000..........................   $15,000      $30,000      $ 45,000     $ 60,000     $ 75,000     $ 75,000

 200,000..........................    20,000       40,000        60,000       80,000      100,000      100,000

 250,000..........................    25,000       50,000        75,000      100,000      125,000      125,000

 300,000..........................    30,000       60,000        90,000      120,000      150,000      150,000

 350,000..........................    35,000       70,000       105,000      140,000      175,000      175,000

 400,000..........................    40,000       80,000       120,000      160,000      200,000      200,000

 450,000..........................    45,000       90,000       135,000      180,000      225,000      225,000

 500,000..........................    50,000      100,000       150,000      200,000      250,000      250,000

    The above benefits are computed on a straight life annuity basis and do not take into account any reduction for joint and survivor payments or social security offsets.

    As of December 31, 2000, Mr. Cohane has 14 years of credited service in the LPL Plan Section of the Plan, and his covered compensation for 2000 amounts to $492,000, Mr. Jepsen has 11 years of credited service in the LPL Plan Section of the Plan, and his covered compensation for 2000 amounts to $634,000 (although Final Average Compensation under the SERP is limited to $500,000), Mr. Wetmore has 13 years of credited service in the LPL Plan Section of the Plan, and his covered compensation for 2000 amounts to $312,000 and Ms. Reardon has 10 years of credited service in the LPL Plan Section of the Plan, and her covered compensation for 2000 amounts to $209,000. Mr. Loeffler does not participate in the LPL Plan Section of the Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    THE MERGER AND RELATED MATTERS. Pursuant to the Merger Agreement with NXS Acquisition Corp. ("NXS"), a wholly-owned subsidiary of a limited partnership organized at the direction of KKR Associates 1996 L.P. ("KKR")., on May 19, 1997 NXS merged with and into Amphenol, which became the surviving corporation (the "Merger"). As a result of the Merger, KKR became a 75% majority stockholder of the Company.

    Amphenol agreed in the Merger Agreement that all rights to indemnification then existing in favor of the present and former directors and officers of Amphenol or any of its subsidiaries as provided in its Amended and Restated Certificate of Incorporation, its By-Laws, under Delaware General Corporation Law or otherwise shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years from the date of the Merger.

    During 2000 the Company paid Kohlberg Kravis Roberts & Co., L.P. an annual fee of one million dollars for management consulting and financial services. From time to time Kohlberg Kravis Roberts & Co., L.P. may receive additional fees for advisory services rendered to the Company and its subsidiaries. Such fees will be negotiated from time to time with the independent members of the Company's Board of Directors on an arms-length basis and will be based on the services performed and the prevalent fees then charged by third-parties for comparable services. No additional fees were paid to Kohlberg Kravis Roberts & Co., L.P. in 2000.

    REGISTRATION RIGHTS AGREEMENT. Under certain circumstances and subject to certain conditions, KKR Associates 1996 L.P. and its affiliated entities (the "KKR Entities") have the right to require the Company to register, under the Securities Act, shares of Common Stock held by them. The Registration Rights Agreement provides that, among other things, the Company will pay all expenses in connection with any such registration. In 2000, the KKR Entities exercised their rights under the Registration Rights Agreement, and the Company paid expenses of approximately $695,000 in connection with the Public Offering of shares of six million shares of Common Stock more fully described in this Proxy Statement (See caption "PUBLIC OFFERING" on page 20).

    MANAGEMENT STOCKHOLDER'S AGREEMENTS. Upon consummation of the Merger, the Company entered into substantially identical Management Stockholder's Agreements with each of Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon who agreed to retain direct ownership of at least 189,698, 153,846, 153,846, 4,000 and 4,000 shares, respectively. Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon received awards of 673,076, 461,538, 461,538, 34,000 and 34,000 stock options, respectively, in connection with such personal investment and long-term commitments to the Company. Each Management Stockholder's Agreement imposes significant restrictions on the transfer of such shares of Common Stock. Shares subject to each Management Stockholder's Agreement are generally nontransferable by any means at any time prior to May 2002.

    On June 6, 2000 the Company entered into additional Management Stockholder's Agreements with each of Messrs. Loeffler, Jepsen, Cohane, Wetmore and
Ms. Reardon who agreed to retain ownership of an additional 41,666, 33,333, 33,333, 2,000 and 2,000 shares, respectively, until at least June 5, 2005. In return for this new commitment, Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon received awards of 167,000, 117,000, 117,000, 23,000 and 23,000 stock options, respectively, under the 2000 Option Plan (subject to stockholder approval of the 2000 Option Plan). Each new Management Stockholder's Agreement imposes significant restrictions on the transfer of such shares of Common Stock. Shares subject to each new Management Stockholder's Agreement are generally nontransferable by any means at any time prior to June 2005.

    Management stockholders will have limited "piggyback" registration rights with respect to any shares of Common Stock purchased or retained or acquired by option exercise if the Company elects to make a public offering and there exists an active trading market in 40% or more of the Company's Common Stock following such offering.

    SALES PARTICIPATION AGREEMENT. Upon the purchase of Common Stock subject to a Management Stockholder's Agreement with the Company, each such management stockholder will be the beneficiary of a Sale Participation Agreement (the "Sale Participation Agreement") with the KKR Entities. The Sale Participation Agreement allows such management stockholders the right to participate in certain sales of shares of Common Stock by the KKR Entities. Shares of Common Stock sold by the management stockholders pursuant to the Sale Participation Agreement will not be subject to any restrictions on transfer imposed by the Management Stockholder's Agreement.

    PUBLIC OFFERING. In May 2000 the Company completed a public offering of six million shares of its Common Stock at $49.125, less underwriting fees of $1.1775, per share. Selling stockholders included affiliates of KKR and certain members of management of the Company. The Company received no proceeds from the shares sold in the offering. Affiliates of KKR sold a total of 5,450,090 shares. After the offering KKR's holdings in the Company were reduced from 63.52% to 50.12%. Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon sold 174,661, 105,889, 102,032, 7,500 and 9,812 shares, respectively, in the offering. Shares sold by Mr. Wetmore and Ms. Reardon included 3,500 and 9,812 shares respectively, acquired upon the exercise of stock options (See "AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES" on page
12)

    WORLDCREST. During 2000 the Company made payments of approximately $100,000 to Worldcrest Group, Inc., a buying consortium the majority of whose common stock is owned by KKR. Henry R. Kravis and George R. Roberts, directors of the Company, are also directors of Worldcrest Group, Inc. As a member of the Worldcrest buying consortium, the Company benefits from discounts negotiated by Worldcrest with various suppliers of goods and services to the Company.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with The Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file.

    Based upon its review of the copies of such forms received by it since January 1, 2000 and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that all applicable filings were made in a timely manner with one exception. Scott C. Nuttall, who was appointed a Director on January 24, 2001, inadvertently failed to file a required Form 3 until February 21, 2001. However, Mr. Nuttall owns no shares of Amphenol.

                         REPORT OF THE AUDIT COMMITTEE

    The Audit Committee ("Committee") consists of three outside directors who are independent. The Board of Directors ("Board") has determined that all members of the Committee are financially literate and that at least one member of the Committee has accounting or financial experience. The Committee operates under a Charter adopted by the Board, a copy of which is included as EXHIBIT A to this proxy statement.

    Management is responsible for the Company's internal controls and the preparation of financial statements. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report to the Company's Board and to the Stockholders of the Company on the results of this audit. It is the Committee's responsibility to monitor and oversee these activities.

    The Committee has met and held discussions with management and Deloitte & Touche LLP ("Deloitte"), the Company's independent auditors throughout the year. The meetings with Deloitte included sessions at which Company management was not present. The Committee discussed with Deloitte the results of Deloitte's examination of the Company's consolidated financial statements for the year ended December 31, 2000, its evaluation of the Company's internal controls, and its assessment of the overall quality of the Company's financial controls. Management has represented to the Committee that the Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed the consolidated financial statements with management and Deloitte. The Committee also discussed matters with Deloitte related to the financial reporting process which are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

    AUDIT FEES: The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended
December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were approximately $897,000.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES: There were no fees billed by Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

    ALL OTHER FEES: The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended December 31, 2000 were approximately $228,000. These fees were primarily related to tax services, registration statements, and due diligence.

    Deloitte provided the Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee has met with Deloitte and reviewed and discussed Deloitte's independence. The Audit Committee also considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.

    Based on the Committee's discussions with management and Deloitte, the Committee's review of the representations of management and the report of Deloitte to the Committee, the Committee recommended that the Board include the audited consolidated financial statements in the Company's Annual

Report on Form 10-K for the year ended December 31, 2000. The Committee also recommended the retention of Deloitte as independent auditors of the Company for Fiscal Year 2001.

                                   AUDIT COMMITTEE
                                    Andrew M. Clarkson, Chairman
                                    G. Robert Durham
                                    Andrew E. Lietz

                PROPOSAL 2. SELECTION OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected Deloitte & Touche LLP to act as independent accountants for the Company for the current fiscal year, and a proposal to ratify this selection will be submitted to the Annual Meeting. Deloitte & Touche LLP has acted as accountants for the Company since June 1997, and management believes it desirable and in the best interests of the Company to continue the employment of that firm. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

    If the foregoing proposal is not approved by the holders of a majority of the shares represented at the Annual Meeting and voting on the proposal, or if prior to the 2002 Annual Meeting, Deloitte & Touche LLP shall decline to act or otherwise become incapable of acting, or if its employment is otherwise discontinued by the Board of Directors, then in any such case the Board of Directors will appoint other independent accountants whose employment for any period subsequent to the 2001 Annual Meeting will be subject to ratification by the stockholders at the 2002 Annual Meeting.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

           PROPOSAL 3. RATIFY AND APPROVE THE 2000 STOCK PURCHASE AND OPTION PLAN FOR KEY EMPLOYEES OF AMPHENOL AND SUBSIDIARIES

    In June 2000, the Board of Directors authorized the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "2000 Option Plan"). The purpose of the 2000 Option Plan is to enable key employees of the Company and its subsidiaries to obtain a proprietary interest in the Company and thus share in the future success of the Company's business. The 2000 Option Plan is intended to attract and retain outstanding personnel and to promote a closer identity of interests between key employees of the Company and its subsidiaries and stockholders. 1,800,000 shares of Common Stock are reserved for issuance under the 2000 Option Plan. Approximately 1,114,500 were granted to key employees of the Company and its subsidiaries subject to stockholder approval of the 2000 Option Plan. The terms of the 2000 Option Plan are similar to the terms of the 1997 Amended Option Plan with the exception that shares acquired upon the exercise of an award made pursuant to the 2000 Option Plan are generally nontransferable by any means prior to June 5, 2005. Approval of the 2000 Option Plan will enable the Company to continue to provide appropriate incentive compensation to employees of Amphenol and its subsidiaries. A copy of the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries is attached as ANNEX A to this Proxy Statement. Options may be granted prior to the date that the 2000 Option Plan is approved by stockholders of the Company; provided, however, that no option shall be exercisable prior to the date of such approval.

    If the 2000 Option Plan is approved by the stockholders, it will become effective as of June 6, 2000. Unless terminated earlier by the Company's Board of Directors, the 2000 Option Plan will terminate on June 5, 2010.

    The 2000 Option Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee considers recommendations of the Chief Executive Officer and other senior management employees of the Company and determines those employees of Amphenol and its subsidiaries eligible to receive options, the number and the terms and conditions of each option grant, the form of the Option Agreement and any conditions on the exercise of an option award. Only nonqualified stock options ("NQOs"), as defined in Section 422 of the Internal Revenue Code (the "Code"), and Purchase Stock, as defined in the 2000 Option Plan, may be granted under the 2000 Option Plan.

    Employees to whom options are granted are required to enter into a Management Stockholder's Agreement with the Company which, among other things,
(a) restricts the transfer of option shares for five years after the effective date of the 2000 Option Plan, (b) provides each optionholder with the right to resell option shares to the Company upon death, or under certain circumstances, disability of such optionholder and (c) provides the Company with the right to purchase all of an optionholder's option shares at varying prices depending upon the applicable circumstances. The options vest in 20% annual increments over a period of five years from the date of grant, with certain exceptions, including without limitation, in the case of the termination of the optionholder's employment with the Company.

    Pursuant to the Management Stockholder's Agreement, a Management Stockholder who purchases shares of Common Stock or who acquires shares pursuant to the exercise of an option is required, unless the Company agrees otherwise, to make an election (a "Section 83(b) Election") under Section 83(b) of the Code, with respect to such shares within thirty days after the purchase or exercise date, as the case may be. Alternatively, if a Management Stockholder does not make a
Section 83(b) Election, options received under the 2000 Option Plan will be treated as NQO's. The granting of NQOs to an optionee will not result in taxable income to the optionee or a deduction in computing the income tax to the Company. Upon exercise of NQOs, the excess of the fair market value of the shares acquired over the option price is (a) taxable to the optionee as ordinary income and (b) deductible by the Company in computing the Company's income tax, subject to satisfying applicable withholding requirements and general rules relating to reasonableness of compensation.

    On April 2, 2001 the market value per share of Common Stock was $31.00 (determined by reference to closing price listed on New York Stock Exchange, Inc. Composite Tape) and, of the 1,800,000 shares of Common Stock previously reserved for issuance pursuant to the 2000 Option Plan, 711,750 shares remain available for future grants. The exercise price of options currently outstanding is $49.5625.

    The 2000 Option Plan is hereby proposed for approval by the stockholders. The affirmative vote of the holders of a majority of the shares present or presented and entitled to vote at the 2001 Annual Meeting of Stockholders will be necessary to approve the 2000 Option Plan of the Company.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                        APPROVAL OF THE 2000 OPTION PLAN

                             STOCKHOLDER PROPOSALS

    Any stockholder desiring to submit a proposal to be presented for consideration in the Company's 2002 Proxy Statement must submit such proposal to the Company no later than the close of business on December 26, 2001. Such proposals should be sent by Certified Mail--Return Receipt Requested to the attention of the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

    Under the current rules of the Securities and Exchange Commission, a stockholder submitting a proposal is required to be a record or beneficial owner of at least 1% or $1,000 in market value of the Company's Common Stock and to have held such stock for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.

    The Company's By-laws require that the Company should have received written notice of any proposals which stockholders intended to present at the 2001 Annual Meeting (other than those submitted for inclusion in the Company's proxy material pursuant to Rule 14a-8 of the Exchange Act), not less than 60 and no more than 90 days prior to the meeting. Accordingly any such notice should have been received by the Company no earlier than February 24, 2001 and no later than March 26, 2001.

                           GENERAL AND OTHER MATTERS

    At the date of this Proxy Statement, the Company knows of no business that will be brought before the 2001 Annual Meeting of Stockholders other than the matters set forth above. However, if any further business properly comes before the Annual Meeting or any adjournments thereof, the persons named as proxies in the accompanying proxy will vote them in accordance with their discretion and judgment on such matters.

    The expense of preparing, printing and mailing this Proxy Statement will be paid by the Company. In addition to the use of the mail, proxies may also be solicited personally or by telephone by officers and employees of the Company without additional compensation.

    The Company has herewith and/or heretofore provided each stockholder whose proxy is being solicited hereby, a copy of the Company's 2000 Annual Report, including financial statements. Written requests for additional copies should be directed to: Treasurer, Amphenol Corporation, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

          PLEASE DATE AND SIGN THE PROXY AND RETURN IT PROMPTLY IN THE
         ENCLOSED REPLY ENVELOPE ON WHICH NO POSTAGE NEED BE AFFIXED IF
                          MAILED IN THE UNITED STATES.

                      BY ORDER OF THE BOARD OF DIRECTORS,
                               EDWARD C. WETMORE
                                   SECRETARY

April 23, 2001

                                   EXHIBIT A
                              AMPHENOL CORPORATION
                            AUDIT COMMITTEE CHARTER

    This charter governs the role and responsibilities of the audit committee and shall be reviewed, updated and approved annually by the board of directors.

ORGANIZATION

    The committee shall be appointed by the board of directors and (by
June 2001) shall comprise at least three directors who are all generally knowledgeable in financial and auditing matters and with at least one member with accounting and/or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the board, would interfere with his or her individual exercise of independent judgment, and shall meet the director independence requirements for serving on audit committees as set forth in the corporate governance standards of the New York Stock Exchange. The board of directors shall appoint one member of the audit committee as chairperson. He or she shall be responsible for leadership of the committee and shall maintain regular liaison with the Company's management (CEO, CFO) and the lead independent audit partner.

ROLE

    The audit committee shall provide assistance to the board in fulfilling its oversight responsibility to shareholders for the quality and integrity of the accounting, auditing and reporting practices of the Company and other such duties as directed by the board. In doing so, the committee is expected to maintain free and open communication, including private executive sessions at least annually, with the independent auditors and the management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books and records of the Company and the power to retain outside counsel or other experts.

RESPONSIBILITIES

    The audit committee's primary responsibilities include:

    - Recommending to the board, on an annual basis, the independent auditor to be selected and appointed subject to shareholders approval. In doing so, the committee will request from the auditor a written affirmation that the auditor is in fact independent from the Company. In addition, the committee shall review any consulting engagement proposed to be undertaken by the independent auditors in excess of $250,000 for the purpose of insuring that the auditors independence is not being compromised. Furthermore, the committee shall have the responsibility to evaluate and, where appropriate, recommend replacement of the independent auditors.

    - Overseeing the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the independent auditor full access to the committee and the board to report on any and all appropriate matters.

    - Reviewing the audited statements and discussing them with management and the independent auditor. These discussions shall include consideration of the quality of the Company's accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded and such other inquiries as may be appropriate. Based on the review, the committee shall make its recommendation to the board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K.

    - Reviewing with management and the independent auditor the quarterly financial information prior to the Company's filing of its Quarterly Report on Form 10-Q. This review may be performed by the committee or its chairperson.

    - Reviewing with management and the independent auditors the quality, adequacy, and effectiveness of the Company's internal controls.

    - Discussing with management matters of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

                                    ANNEX A
                      2000 STOCK PURCHASE AND OPTION PLAN
                              FOR KEY EMPLOYEES OF
                           AMPHENOL AND SUBSIDIARIES

1.  PURPOSE OF PLAN

    The 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "Plan") is designed:

    (a) to promote the long-term financial interests and growth of Amphenol Corporation (the "Corporation") and its subsidiaries by attracting and retaining management personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Corporation's business;

    (b) to motivate management personnel by means of growth-related incentives to achieve long-range goals; and

    (c) to further the alignment of interests of participants with those of the stockholders of the Corporation through opportunities for increased stock, or stock-based, ownership in the Corporation.

2.  DEFINITIONS

    As used in the Plan, the following words shall have the following meanings:

    (a) "Board of Directors" means the Board of Directors of the Corporation.

    (b) "Code" means the Internal Revenue Code of 1986, as amended.

    (c) "Committee" means the Compensation Committee of the Board of Directors.

    (d) "Common Stock" or "Share" means Series A Common Stock of the Corporation which may be authorized but unissued, or issued and reacquired.

    (e) "Employee" means a person, including an officer, in the regular full-time employment of the Corporation or one of its Subsidiaries who, in the opinion of the Committee, is, or is expected to be, primarily responsible for the management, growth or protection of some part or all of the business of the Corporation.

    (f) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    (g) "Fair Market Value" means such value of a Share as reported for stock exchange transactions and/or determined in accordance with any applicable resolutions or regulations of the Committee in effect at the relevant time.

    (h) "Grant" means an award made to a Participant pursuant to the Plan and described in Paragraph 5, including an award of a Non-Qualified Stock Option or Purchase Stock.

    (i) "Grant Agreement" means an agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to a Grant.

    (j) "Management Stockholders' Agreement" means an agreement between the Corporation and a Participant that sets forth the terms and conditions and limitations applicable to any Shares purchased pursuant to this Plan.

    (k) "Option" means an option to purchase shares of the Common Stock which will not be an "incentive stock option" (within the meaning of Section 422 of the Code).

    (l) "Participant" means an Employee, or other person having a unique relationship with the Corporation or one of its Subsidiaries, to whom one or more Grants have been made and such Grants have not all been forfeited or terminated under the Plan; provided, however, that a non-employee director of the Corporation or one of its Subsidiaries may not be a Participant.

    (m) "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Corporation if each of the corporations, or group of commonly controlled corporations, other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.  ADMINISTRATION OF PLAN

    (a) The Plan shall be administered by the Committee. None of the members of the Committee shall be eligible to be selected for Grants under the Plan, or have been so eligible for selection within one year prior thereto; provided, however, that the members of the Committee shall qualify to administer the Plan for purposes of Rule 16b-3 (and any other applicable rule) promulgated under
Section 16(b) of the Exchange Act to the extent that the Corporation is subject to such rule. The Committee may adopt its own rules of procedure, and action of a majority of the members of the Committee taken at a meeting, or action taken without a meeting by unanimous written consent, shall constitute action by the Committee. The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules for carrying it out and to make changes in such rules. Any such interpretations, rules and administration shall be consistent with the basic purposes of the Plan.

    (b) The Committee may delegate to the Chief Executive Officer and to other senior officers of the Corporation its duties under the Plan subject to such conditions and limitations as the Committee shall prescribe except that only the Committee may designate and make Grants to Participants who are subject to
Section 16 of the Exchange Act.

    (c) The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Corporation, and the officers and directors of the Corporation shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Corporation and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Grants, and all members of the Committee shall be fully protected by the Corporation with respect to any such action, determination or interpretation.

4.  ELIGIBILITY

    The Committee may from time to time make Grants under the Plan to such Employees, or other persons having a unique relationship with Corporation or any of its Subsidiaries, and in such form and having such terms, conditions and limitations as the Committee may determine. No Grants may be made under this Plan to non-employee directors of Corporation or any of its Subsidiaries. Grants may be granted singly, in combination or in tandem. The terms, conditions and limitations of each Grant under the Plan shall be set forth in an Grant Agreement, in a form approved by the Committee, consistent, however, with the terms of the Plan and if applicable the Management Stockholders' Agreement.

5.  GRANTS

    From time to time, the Committee will determine the forms and amounts of Grants for Participants. Such Grants may take the following forms in the Committee's sole discretion:

    (a) Non-Qualified Stock Options--These are options to purchase Common Stock which are not designated by the Committee as incentive stock options. At the time of the Grant the Committee shall determine, and shall include in the Grant Agreement or other Plan rules, the option exercise period, the option price, and such other conditions or restrictions on the grant or exercise of the option as the Committee deems appropriate, which may include the requirement that the grant of options is predicated on the acquisition of Purchase Shares under Paragraph 5(d) by the Optionee. In addition to other restrictions contained in the Plan, an option granted under this Paragraph 5(a): (i) may not be exercised more than 10 years after the date it is granted and (ii) may not have an option exercise price less than the par value of the Common Stock on the date the option is granted. Payment of the option price shall be made in cash or in shares of Common Stock, or a combination thereof, in accordance with the terms of the Plan, the Grant Agreement and of any applicable guidelines of the Committee in effect at the time.

    (b) Purchase Stock--Purchase Stock refers to shares of Common Stock offered to a Participant at such price as determined by the Committee, the acquisition of which will make him eligible to receive under the Plan, including, but not limited to, Non-Qualified Stock Options; provided, however, that the price of such Purchase Shares may not be less than the par value of the Common Stock on the date such shares of Purchase Stock are offered.

6.  LIMITATIONS AND CONDITIONS

    (a) The number of Shares available for Grants under this Plan shall be 1,800,000 shares of the authorized Common Stock as of the effective date of the Plan. The number of Shares subject to Options under this Plan to any one Participant shall not be more than 500,000 Shares. Unless restricted by applicable law, Shares related to Grants that are forfeited, terminated, cancelled or expire unexercised, shall immediately become available for Grants.

    (b) No Grants shall be granted under the Plan beyond ten years after the effective date of the Plan, but the terms of Grants granted on or before the expiration of the Plan may extend beyond such expiration. At the time a Grant is granted or amended or the terms or conditions of a Grant are changed, the Committee may provide for limitations or conditions on such Grant or purchase consistent with the terms of the Management Stockholders' Agreement.

    (c) Nothing contained herein shall affect the right of the Corporation to terminate any Participant's employment at any time or for any reason.

    (d) Except as provided in the Management Stockholders' Agreement and other than as specifically provided with regard to the death of a Participant, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

    (e) Participants shall not be, and shall not have any of the rights or privileges of, stockholders of the Corporation in respect of any Shares purchasable in connection with any Grant unless and until certificates representing any such Shares have been issued by the Corporation to such Participants.

    (f) No election as to benefits or exercise of Options or other rights may be made during a Participant's lifetime by anyone other than the Participant except by a legal representative appointed for or by the Participant.

    (g) Absent express provisions to the contrary, any Grant under this Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Corporation or its Subsidiaries and shall not affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to level of compensation. This Plan is not a "Retirement Plan" or "Welfare Plan" under the Employee Retirement Income Security Act of 1974, as amended.

    (h) Unless the Committee determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of the Corporation or any of its Subsidiaries, nor shall any assets of the Corporation or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Corporation's obligations under the Plan.

7.  TRANSFERS AND LEAVES OF ABSENCE

    For purposes of the Plan, unless the Committee determines otherwise: (a) a transfer of a Participant's employment without an intervening period of separation among the Corporation and any Subsidiary shall not be deemed a termination of employment, and (b) a Participant who is granted in writing a leave of absence shall be deemed to have remained in the employ of the Corporation during such leave of absence.

8.  ADJUSTMENTS

    (a) In the event of any change in the outstanding Common Stock by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization or merger, change of control, or similar event, the Committee may adjust appropriately the number of Shares subject to the Plan and available for or covered by Grants and exercise prices related to outstanding Grants and make such other revisions to outstanding Grants as it deems are equitably required.

    (b) In the event that the Participant's right to require the Company to purchase his or her Shares or Options or the Company's right to require the Participant to sell his or her Shares or Options, as provided in the Management Stockholder's Agreement, or the Company's Right of First Refusal as provided in the Management Stockholder's Agreement, gives rise to adverse accounting consequences to the Company in respect of the treatment of Options granted pursuant to the Plan, the Committee may, in its sole discretion, adjust the timing of the exercisability of such outstanding Options to avoid such adverse accounting consequences.

9.  MERGER, CONSOLIDATION, EXCHANGE, ACQUISITION, LIQUIDATION OR DISSOLUTION

    In its absolute discretion, and on such terms and conditions as it deems appropriate, coincident with or after the grant of any Option, the Committee may provide that such Option cannot be exercised after the merger or consolidation of the Corporation into another corporation, the exchange of all or substantially all of the assets of the Corporation for the securities of another corporation, the acquisition by another corporation of 80% or more of the Corporation's then outstanding shares of voting stock or the recapitalization, reclassification, liquidation or dissolution of the Corporation (a "Transaction"), and if the Committee so provides, it shall, on such terms and conditions as it deems appropriate, also provide, either by the terms of such Option or by a resolution adopted prior to the occurrence of such Transaction, that, for some reasonable period of time prior to such Transaction, such Option shall be exercisable as to all shares subject thereto, notwithstanding anything to the contrary herein (but subject to the provisions of Paragraph 6(b)) and that, upon the occurrence of such event, such Option shall terminate and be of no further force or effect; provided, however, that the Committee may also provide, in its absolute discretion, that even if the Option shall remain exercisable after any such event, from and after such event, any such Option shall be exercisable only for the kind and amount of securities and/or other property, or the cash equivalent thereof, receivable as a result of such event by the holder of a number of shares of stock for which such Option could have been exercised immediately prior to such event.

10. AMENDMENT AND TERMINATION

    The Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with this Plan provided that, except for adjustments under Paragraph 8 or 9 hereof, no such action shall modify such Grant in a manner adverse to the Participant without the Participant's consent except as such modification is provided for or contemplated in the terms of the Grant.

    The Board of Directors may amend, suspend or terminate the Plan except that no such action, other than an action under Paragraph 8 or 9 hereof, may be taken which would, without shareholder approval, increase the aggregate number of Shares subject to Grants under the Plan, decrease the exercise price of outstanding Options, change the requirements relating to the Committee or extend the term of the Plan.

11. FOREIGN OPTIONS AND RIGHTS

    The Committee may make Grants to Employees who are subject to the laws of nations other than the United States, which Grants may have terms and conditions that differ from the terms thereof as provided elsewhere in the Plan for the purpose of complying with foreign laws.

12. WITHHOLDING TAXES

    The Corporation shall have the right to deduct from any cash payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Corporation to deliver shares upon the exercise of an Option that the Participant pay to the Corporation such amount as may be requested by the Corporation for the purpose of satisfying any liability for such withholding taxes. Any Grant Agreement may provide that the Participant may elect, in accordance with any conditions set forth in such Grant Agreement, to pay a portion or all of such withholding taxes in shares of Common Stock.

13. EFFECTIVE DATE AND TERMINATION DATES

    The Plan shall be effective on and as of the date of its approval by the stockholders of the Corporation and shall terminate ten years later, subject to earlier termination by the Board of Directors pursuant to Paragraph 10.

                              AMPHENOL CORPORATION

                                                 NOTICE OF ANNUAL MEETING
                                                           AND
                                                     PROXY STATEMENT

                                        ANNUAL MEETING OF STOCKHOLDERS, MAY 23,
                                                          2001

                                        IMPORTANT YOUR PROXY IS ENCLOSED. PLEASE
                                        FILL IN, DATE, SIGN AND RETURN YOUR
                                        PROXY PROMPTLY IN THE ENCLOSED STAMPED
                                        ENVELOPE WHETHER OR NOT YOU PLAN TO BE
                                        PRESENT AT THE MEETING. YOU MAY STILL
                                        VOTE IN PERSON IF YOU ATTEND THE
                                        MEETING.

                                                                    1079-PS-2001

--------------------------------------------------------------------------------
                                  DETACH HERE

                                     PROXY

                              AMPHENOL CORPORATION

     The undersigned, revoking previous proxies as relating to these shares, hereby acknowledges receipt of the Notice of 2001 Annual Meeting and Proxy Statement dated April 23, 2001 in connection with the Annual Meeting to be held at 11:00 a.m. on May 23, 2001 at the Corporate Headquarters of the Company, 358 Hall Avenue, Wallingford, Connecticut 06492 and hereby appoints Martin H. Loeffler and Edward G. Jepsen, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Class A Common Stock of AMPHENOL CORPORATION registered in the name provided herein which the undersigned is entitled to vote at the 2001 Annual Meeting of Stockholders, and at any adjournment and adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy Statement.

     Election of three Directors for terms to expire at the 2004 Annual Meeting.


                                   NOMINEES:

  (01) Andrew E. Lietz, (02) Martin H. Loeffler and (03) Michael W. Michelson


SEE REVERSE SIDE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES.

-------------                                                     -------------
 SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
    SIDE                                                               SIDE
-------------                                                     -------------

--------------------------------------------------------------------------------
                                  DETACH HERE

/X/  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE DIRECTORS AND FOR PROPOSAL 2 AND PROPOSAL 3.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.


1. Election of three Nominee Directors (See reverse.)


                  FOR           WITHHELD
                  / /              / /


/ / ____________________________________________
     For all nominees except as noted above


2. Ratification of Deloitte & Touche                  FOR     AGAINST    ABSTAIN
   LLP as independent public                          / /       / /        / /
   accountants of the Company.

3. Ratify and approve the 2000 Stock Purchase and     FOR     AGAINST    ABSTAIN
   Option Plan for Key Employees of Amphenol and      / /       / /        / /
   Subsidiaries.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   / /

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:_______________ Date:________ Signature:________________ Date:________